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                       [THE LOEWEN GROUP INC. LETTERHEAD]

(NYSE, TSE, ME: LWN)
     NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222






                     LOEWEN GROUP ANNOUNCES CASH DIVIDEND ON

                                PREFERRED SHARES

          -------------------------------------------------------------

VANCOUVER, BC, November 23, 1998 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today that the scheduled quarterly cash dividend of Cdn. $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on January 4, 1999 to shareholders of record on December 22, 1998. It is expected that the preferred shares will begin trading ex-dividend on December 18, 1998.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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